Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Victory Variable Insurance Diversified Stock Fund, a series of Victory Variable Insurance Funds, under the headings “Independent Registered Public Accounting Firm” and “Ongoing Arrangements to Disclose Portfolio Holdings” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 12, 2019